Exhibit 99.1

MARTIN MARIETTA REPORTS SECOND-QUARTER 2020 RESULTS

COMPANY DELIVERS RECORD PROFITABILITY

IN SECOND QUARTER AND FIRST HALF OF 2020

Consolidated Gross Margin Improves by 200 Basis Points;

All Building Materials Business Product Lines Contributed to Expansion

Product Demand Remains Strong

Increased Aggregates, Cement and Ready Mixed Concrete Pricing

RALEIGH, N.C. (July 28, 2020) – Martin Marietta Materials, Inc. (NYSE:MLM) (“Martin Marietta” or the “Company”) today reported results for the second quarter ended June 30, 2020.

Highlights include:

	Quarter Ended June 30,
($ in millions, except per share)	2020	2019
Total revenues [1]	$1,270.6	$1,279.5
Products and services revenues [2]	$1,189.5	$1,196.1
Building Materials business	$1,140.6	$1,125.7
Magnesia Specialties business	$48.9	$70.4
Gross profit	$380.5	$356.9
Earnings from operations	$306.4	$285.9
Net earnings attributable to Martin Marietta	$217.6	$189.5
Adjusted EBITDA [3]	$407.0	$378.5
Earnings per diluted share	$3.49	$3.01

[1]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[2]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[3]

Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization and the Noncash Earnings/Loss from Nonconsolidated Equity Affiliates, or Adjusted EBITDA, is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.

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Ward Nye, Chairman and CEO of Martin Marietta, stated, “We are proud to have concluded the first half of 2020 with the highest profitability and best safety performance in Martin Marietta’s history. Our record performance underscores Martin Marietta’s collective commitment to operational excellence and the disciplined execution of our strategic plan as we navigate the uncertainties and economic hardships presented by COVID-19.

“The Company expanded consolidated gross margin by 200 basis points and delivered Adjusted EBITDA of $407 million in the second quarter, driven by pricing momentum and improved cost management across the Building Materials business. We remain confident that our favorable pricing trends will continue, aided in part by the continued success of our locally-driven pricing strategy. We expect our full-year 2020 aggregates pricing to increase 3 percent to 4 percent, slightly below our pre-COVID-19 forecast, largely due to year-over-year geographic and product mix fluctuations.

“Though Martin Marietta, along with many of our customers, has operated as a designated “essential business” through the COVID-19 shutdowns and subsequent phased re-openings, we still experienced impacts from the macroeconomic slowdown. Despite these challenges, product demand trends remained strong across our key geographies, including North Texas and the Front Range of Colorado, two of our leading vertically-integrated markets, driven by attractive customer backlogs and continued construction activity. Customer backlogs are expected to support the Company’s near-term shipment levels, though we currently anticipate an industry-wide decline in product demand over the next few quarters, particularly with the uncertainty of additional U.S. federal economic stimulus actions, as businesses and governments address budget shortfalls. Volume impacts from reduced demand will likely be temporary, gradual and varied by end use and geography. In the medium- and long-term, we remain confident that the underlying demand drivers and fundamental strength of our Top 10 states position the Company to outperform through typical economic cycles.”

Mr. Nye concluded, “Moving forward, we remain focused on the world-class attributes of our business —including, safety, operational excellence and cost management — as well as our proven strategic plan. Martin Marietta is well-positioned geographically and financially and has the benefit of an experienced management team to responsibly navigate through challenging times and drive sustainable long-term growth and shareholder value.”

Mr. Nye’s CEO Commentary and Market Perspective may be found on the Investor Relations section of the Company’s website.

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Second-Quarter Operating Results

(All comparisons are versus the prior-year quarter unless noted otherwise)

Second-quarter results and trends described in this earnings release may not be indicative of the Company’s future performance.

	Quarter Ended June 30, 2020
($ in millions)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$754.9	$268.0	35.5%
Cement	109.5	43.4	39.7%
Ready mixed concrete	245.1	26.1	10.6%
Asphalt and paving	107.0	21.9	20.4%
Less: interproduct revenues	(75.9)	—	—
Products and services	1,140.6	359.4	31.5%
Freight	76.4	(0.3)	NM
Total Building Materials business	1,217.0	359.1	29.5%
Magnesia Specialties business:
Products and services	48.9	18.2	37.3%
Freight	4.7	(1.3)	NM
Total Magnesia Specialties business	53.6	16.9	31.5%
Corporate	—	4.5	NM
Total	$1,270.6	$380.5	29.9%

	Quarter Ended June 30, 2019
($ in millions)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$757.8	$251.5	33.2%
Cement	112.3	42.2	37.6%
Ready mixed concrete	241.2	19.0	7.9%
Asphalt and paving	82.2	15.7	19.2%
Less: interproduct revenues	(67.8)	—	—
Products and services	1,125.7	328.4	29.2%
Freight	77.5	0.2	NM
Total Building Materials business	1,203.2	328.6	27.3%
Magnesia Specialties business:
Products and services	70.4	29.2	41.5%
Freight	5.9	(1.1)	NM
Total Magnesia Specialties business	76.3	28.1	36.8%
Corporate	—	0.2	NM
Total	$1,279.5	$356.9	27.9%

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Building Materials Business

Second-quarter operating results demonstrated the health and resiliency of the Company’s markets and the disciplined execution of its locally-driven pricing strategy. Despite limited impacts from COVID-19, product demand trends remained strong in key Martin Marietta geographies, most notably in North Texas, Colorado and Indiana, as well as Georgia and Florida, the latter two being key states that experienced significant precipitation during the quarter.

Aggregates

Second-quarter aggregates shipments declined 3.7 percent compared with the prior-year quarter, which benefited from carryover work due to the extraordinarily wet 2018. Pricing improved 3.3 percent due to strong performance across all divisions.

♦

Mid-America Group shipments decreased 7.2 percent, driven by near-record rainfall across much of its footprint and anticipated lower infrastructure shipments in portions of North Carolina. Geographic mix limited pricing growth to 2.3 percent as the Central Division, which has lower selling prices relative to the consolidated average, contributed a higher percentage of second-quarter shipments to the Group.

♦

Shipments for the Southeast Group increased 3.0 percent, as the Florida Department of Transportation (DOT) accelerated certain transportation projects to leverage construction efficiencies driven by lower vehicle traffic during the COVID-19 shelter-in-place orders, along with continued strength in warehouse, data center and distribution facility construction. These favorable trends were partially offset by weather-impacted construction delays. Product mix, reflecting a higher percentage of lower-priced base and fines shipments, limited pricing growth to 0.7 percent.

♦

West Group shipments decreased 1.0 percent, with double-digit growth in North Texas and Colorado offset by the completion of certain Gulf Coast liquefied natural gas (LNG) projects and reduced energy-sector shipments. Pricing improved 5.5 percent, reflecting favorable product mix.

Martin Marietta’s second-quarter aggregates shipments by end use are as follows (all comparisons are versus the prior-year quarter):

♦

Aggregates shipments to the infrastructure market increased modestly. The Company benefited from large transportation projects in Texas, Colorado and Florida, as most state DOTs continued to advance transportation projects during the COVID-19 shelter-in-place orders. However, consistent with expectations prior to COVID-19, North Carolina DOT temporarily suspended awards for certain transportation projects in response to funding issues specific to weather-related disaster spending and Map Act settlements. The infrastructure market accounted for 38 percent of second-quarter aggregates shipments, which is below the Company’s most recent ten-year annual average of 45 percent.

♦

Aggregates shipments to the nonresidential market declined following double-digit growth in commercial and heavy industrial construction activity in the prior-year quarter. Precipitation and temporary project delays hindered otherwise robust distribution center, warehouse and data center construction activity. The Company also experienced reduced energy-related shipments due to the completion of certain windfarm and Gulf Coast LNG projects, as well as lower overall demand to the shale sector. The nonresidential market represented 32 percent of second-quarter aggregates shipments.

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♦

Aggregates shipments to the residential market increased, with notable growth throughout Texas, as well as in Denver and Charlotte. Following a brief COVID-19-related pause in activity by national homebuilders, housing construction returned to pre-COVID levels, reflective of pent-up demand, low available inventories and favorable interest rates. The residential market accounted for 24 percent of second-quarter aggregates shipments.

♦

The ChemRock/Rail market accounted for the remaining 6 percent of second-quarter aggregates shipments. Volumes to this end use increased, driven by improved ballast shipments to the Class I western railroads.

Aggregates product gross margin expanded 230 basis points to 35.5 percent, an all-time record, largely driven by improved pricing, production efficiencies and lower diesel fuel costs.

Cement

Second-quarter cement shipments decreased 2.7 percent, driven by reduced demand for West Texas oil-well specialty cement products caused by historically low oil prices. While cement pricing increased attractively in North Texas, Houston, and portions of Central Texas, notably lower sales of higher-priced oil-well specialty cement products limited overall pricing growth to 0.1 percent. Cement product gross margin expanded 210 basis points to 39.7 percent driven by improved kiln reliability and lower fuel costs.

Downstream businesses

Ready mixed concrete shipments increased 8.7 percent, excluding second-quarter 2019 shipments from the Southwest Ready Mix Division’s business in the Arkansas, Louisiana and eastern Texas (ArkLaTex) areas that was divested in January 2020. Pricing improved modestly, with increased shipments and pricing contributing to the 270-basis-point product gross margin improvement.

Colorado asphalt shipments increased 34.6 percent versus an extremely weather-challenged prior-year quarter. Asphalt pricing declined 1.4 percent due to unfavorable product mix from a higher percentage of shipments to lower-priced municipal projects. Products and services gross profit of $21.9 million was a second-quarter record.

Magnesia Specialties Business

Magnesia Specialties product revenues decreased 30.6 percent to $48.9 million. Lime and periclase shipments to the steel industry declined in response to the COVID-19-induced shutdown of domestic auto manufacturers. Additionally, domestic and international demand for chemicals products slowed due to COVID-19. Lower revenues led to a 420-basis-point decline in product gross margin to 37.3 percent.

Consolidated

During second-quarter 2020, the Company incurred $3.4 million in COVID-19-related expenses for enhanced cleaning and sanitizing protocols across the Company’s operations, which were recorded in selling, general and administrative expenses.

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As previously reported, during the quarter ended June 30, 2019, the Company identified a prior-period error that overstated its equity earnings from a nonconsolidated affiliate. The overstatement was deemed immaterial to any previously-reported periods and was therefore corrected as an out-of-period expense of $15.7 million ($12.0 million net of tax) during second-quarter 2019. The pretax noncash adjustment was recorded in other nonoperating expenses, net, consistent with the recurring classification of equity earnings from the affiliate.

Liquidity and Capital Resources

Cash provided by operating activities for the first six months ended June 30 was $373.2 million in 2020 compared with $333.7 million for the same period in 2019.

Cash paid for property, plant and equipment additions for the six months ended June 30, 2020 was $175.7 million. For the full year, capital expenditures are expected to range from $350 million to $375 million.

The Company repaid $300 million of floating rate notes that matured in May 2020.

The Company had $70.1 million of cash on hand, along with $967.7 million of unused borrowing capacity on its existing credit facilities as of June 30, 2020.

Commitment to Enhance Long-Term Shareholder Value

Martin Marietta is dedicated to disciplined capital allocation that preserves the Company’s financial flexibility and further enhances shareholder value. The Company’s capital allocation priorities remain unchanged and include value-enhancing acquisitions that promote the successful execution of the Company’s strategic growth plan, organic capital investment and the return of cash to shareholders through meaningful and sustainable dividends and share repurchases.

The Company has returned nearly $1.8 billion to shareholders in the form of dividend payments and share repurchases since announcing a 20 million share repurchase authorization in February 2015. The Company temporarily paused share repurchases in March 2020 in light of the COVID-19 pandemic. The potential resumption of repurchase activity remains subject to management’s discretion. As of June 30, 2020, 13.5 million shares remained under the current repurchase authorization and 62.3 million shares of Martin Marietta common stock were outstanding.

Full-Year Outlook

Martin Marietta will reinstate full-year earnings guidance when it has sufficient visibility. At this time, the Company cannot reliably forecast the disruptions to the U.S. economy, the timing and benefits of related governmental stimulus actions and, more specifically, demand for its products and services resulting from the COVID-19 pandemic and multiple measures put in place to minimize the spread of the virus. While it has not seen significant disruption thus far, Martin Marietta believes its industry will likely experience lower overall product demand over the next few quarters due to the COVID-19 pandemic. However, the magnitude of declines and the speed and rate of recovery will vary by construction end-use market and geography and will be influenced by the timing and scope of near-term federal stimulus measures, a longer-term reauthorized infrastructure bill and other governmental actions.

Martin Marietta remains confident that the attractive underlying fundamentals and long-term secular growth trends in our key geographies, both of which underpinned the Company’s record 2019 performance, remain intact and will be evident once again when the U.S. economy stabilizes and recovers.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measures are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance, and when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its second-quarter 2020 earnings results on a conference call and an online web simulcast today (July 28, 2020). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 9846546. Additionally, the Company has posted Q2 2020 Supplemental Information on the Investor Relations section of its website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such

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as “guidance”, “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook) include, but are not limited to: the ability of the Company to face challenges, including those posed by the COVID-19 pandemic and implementation of any such related response plans; the recent dramatic increases in COVID-19 cases in the Sunbelt and the extent that geography of outbreak primarily matches the regions in which the Company’s Building Materials business principally operates; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impact of the COVID-19 pandemic on the Company’s ability to continue supplying heavy-side building materials and related services at normal levels or at all in the Company’s key regions; the duration, impact and severity of the impacts of the COVID-19 pandemic on the Company, including the markets in which we do business, our suppliers, customers or other business partners as well as on our employees; the economic impact of government responses to the pandemic; the performance of the United States economy, including the impact on the economy of the COVID-19 pandemic and governmental orders restricting activities imposed to prevent further outbreak of COVID-19; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Iowa and Maryland; the impact of governmental orders restricting activities imposed to prevent further outbreak of COVID-19 on travel, potentially reducing state fuel tax revenues used to fund highway projects; the United States Congress’ inability to reach agreement among themselves or with the Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space, including a decline resulting from economic distress related to the COVID-19 pandemic; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending in response to this decline, particularly in Texas; increasing residential mortgage rates and other factors that could result in a slowdown in residential construction; unfavorable weather conditions, particularly Atlantic Ocean and Gulf of Mexico hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; whether the Company’s operations will continue to be treated as “essential” operations under applicable government orders restricting business activities imposed to prevent further outbreak of COVID-19 or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted for some period of time; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; the failure of relevant government agencies to implement expected regulatory reductions; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the period ended March 31, 2020, and other periodic filings made with the SEC. All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Products and services revenues	$1,189.5	$1,196.1	$2,080.5	$2,074.4
Freight revenues	81.1	83.4	148.4	144.0
Total revenues	1,270.6	1,279.5	2,228.9	2,218.4

Cost of revenues - products and services	807.4	838.3	1,554.8	1,572.5
Cost of revenues - freight	82.7	84.3	151.2	146.1
Total cost of revenues	890.1	922.6	1,706.0	1,718.6
Gross profit	380.5	356.9	522.9	499.8

Selling general & administrative expenses	71.2	72.4	149.9	150.7
Acquisition-related expenses	0.5	—	0.8	0.2
Other operating expenses and (income), net	2.4	(1.4)	8.0	(6.2)
Earnings from operations	306.4	285.9	364.2	355.1

Interest expense	31.2	33.3	61.0	66.2
Other nonoperating (income) and expenses, net	(3.8)	13.2	(1.9)	11.7
Earnings before income tax expense	279.0	239.4	305.1	277.2
Income tax expense	61.4	49.9	61.6	44.9
Consolidated net earnings	217.6	189.5	243.5	232.3
Less: Net earnings attributable to noncontrolling interests	—	—	—	—
Net Earnings Attributable to Martin Marietta Materials, Inc.	$217.6	$189.5	$243.5	$232.3

Net earnings per common share attributable to common shareholders:
Basic	$3.49	$3.02	$3.91	$3.71
Diluted	$3.49	$3.01	$3.90	$3.69

Dividends per common share	$0.55	$0.48	$1.10	$0.96

Average number of common shares outstanding:
Basic	62.3	62.6	62.3	62.6
Diluted	62.3	62.7	62.4	62.7

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Total revenues:
Building Materials Business:
Mid-America Group (1)	$392.3	$414.5	$653.1	$662.6
Southeast Group	142.2	137.0	263.4	256.3
West Group (1)	682.5	651.7	1,193.1	1,149.2
Total Building Materials Business	1,217.0	1,203.2	2,109.6	2,068.1
Magnesia Specialties	53.6	76.3	119.3	150.3
Total	$1,270.6	$1,279.5	$2,228.9	$2,218.4

Gross profit:
Building Materials Business:
Mid-America Group (1)	$152.6	$155.4	$190.8	$200.5
Southeast Group	41.0	37.8	62.4	64.0
West Group (1)	165.5	135.4	224.0	182.0
Total Building Materials Business	359.1	328.6	477.2	446.5
Magnesia Specialties	16.9	28.1	42.1	53.6
Corporate	4.5	0.2	3.6	(0.3)
Total	$380.5	$356.9	$522.9	$499.8

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group (1)	$17.6	$15.5	$35.4	$31.1
Southeast Group	6.8	5.4	13.8	10.8
West Group (1)	32.7	27.7	66.0	57.0
Total Building Materials Business	57.1	48.6	115.2	98.9
Magnesia Specialties	3.4	2.8	6.9	5.7
Corporate	10.7	21.0	27.8	46.1
Total	$71.2	$72.4	$149.9	$150.7

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group (1)	$136.2	$141.3	$157.0	$171.9
Southeast Group	33.7	32.7	47.7	53.8
West Group (1)	133.2	110.6	155.9	130.9
Total Building Materials Business	303.1	284.6	360.6	356.6
Magnesia Specialties	13.2	25.2	34.9	47.9
Corporate	(9.9)	(23.9)	(31.3)	(49.4)
Total	$306.4	$285.9	$364.2	$355.1

(1) 2019 amounts are restated from amounts presented in the 2019 second-quarter earnings release to reflect the transfer of the Company's one quarry in the state of Washington from the Mid-America Group to the West Group to conform with 2020 presentation.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Total revenues:
Building Materials business products and services:
Aggregates	$754.9	$757.8	$1,325.2	$1,302.7
Cement	109.5	112.3	216.1	211.4
Ready mixed concrete	245.1	241.2	434.8	452.3
Asphalt and paving	107.0	82.2	125.1	94.6
Less: Interproduct sales	(75.9)	(67.8)	(129.5)	(126.1)
Subtotal	1,140.6	1,125.7	1,971.7	1,934.9
Freight	76.4	77.5	137.9	133.2
Total Building Materials Business	1,217.0	1,203.2	2,109.6	2,068.1
Magnesia Specialties business:
Products and services	48.9	70.4	108.8	139.5
Freight	4.7	5.9	10.5	10.8
Total Magnesia Specialties Business	53.6	76.3	119.3	150.3
Consolidated total revenues	$1,270.6	$1,279.5	$2,228.9	$2,218.4

Gross profit (loss):
Building Materials business products and services:
Aggregates	$268.0	$251.5	$361.3	$349.5
Cement	43.4	42.2	70.7	56.0
Ready mixed concrete	26.1	19.0	32.0	33.5
Asphalt and paving	21.9	15.7	13.8	7.4
Subtotal	359.4	328.4	477.8	446.4
Freight	(0.3)	0.2	(0.6)	0.1
Total Building Materials Business	359.1	328.6	477.2	446.5
Magnesia Specialties business:
Products and services	18.2	29.2	44.3	55.8
Freight	(1.3)	(1.1)	(2.2)	(2.2)
Total Magnesia Specialties Business	16.9	28.1	42.1	53.6
Corporate	4.5	0.2	3.6	(0.3)
Consolidated gross profit	$380.5	$356.9	$522.9	$499.8

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,
	2020	2019
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$70.1	$21.0
Accounts receivable, net	690.4	573.7
Inventories, net	712.9	690.8
Other current assets	113.7	141.2
Property, plant and equipment, net	5,160.5	5,206.0
Intangible assets, net	2,878.5	2,883.6
Operating lease right-of-use assets, net	468.0	481.9
Other noncurrent assets	132.5	133.4
Total assets	$10,226.6	$10,131.6

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$130.0	$340.0
Other current liabilities	465.3	498.5
Long-term debt (excluding current maturities)	2,624.5	2,433.6
Other noncurrent liabilities	1,513.2	1,506.2
Total equity	5,493.6	5,353.3
Total liabilities and equity	$10,226.6	$10,131.6

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Six Months Ended
	June 30,
	2020	2019
Cash Flows from Operating Activities:
Consolidated net earnings	$243.5	$232.3
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	193.4	182.0
Stock-based compensation expense	19.7	22.3
Gains on divestitures and sales of assets	(3.1)	(3.9)
Deferred income taxes, net	6.6	(6.4)
Other items, net	1.2	14.9
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(117.4)	(187.1)
Inventories, net	(21.7)	15.7
Accounts payable	(0.5)	36.6
Other assets and liabilities, net	51.5	27.3
Net Cash Provided by Operating Activities	373.2	333.7

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(175.7)	(207.4)
Acquisitions, net	(2.3)	—
Proceeds from divestitures and sales of assets	17.9	6.0
Investments in life insurance contracts, net	(6.2)	0.5
Other investing activities, net	(4.5)	(1.0)
Net Cash Used for Investing Activities	(170.8)	(201.9)

Cash Flows from Financing Activities:
Borrowings of long-term debt	618.0	165.0
Repayments of long-term debt	(637.0)	(170.0)
Payments on finance lease obligations	(1.6)	(1.8)
Debt issuance costs	(1.7)	—
Distributions to owners of noncontrolling interests	—	(0.6)
Dividends paid	(69.4)	(60.6)
Repurchases of common stock	(50.0)	(50.0)
Proceeds from exercise of stock options	1.3	7.1
Shares withheld for employees' income tax obligations	(12.9)	(12.2)
Net Cash Used for Financing Activities	(153.3)	(123.1)

Net Increase in Cash and Cash Equivalents	49.1	8.7
Cash and Cash Equivalents, beginning of period	21.0	44.9
Cash and Cash Equivalents, end of period	$70.1	$53.6

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2020		June 30, 2020
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Mid-America Group (2)	(7.2)%	2.3%	(3.0)%	2.0%
Southeast Group	3.0%	0.7%	0.1%	2.6%
West Group (2)	(1.0)%	5.5%	0.6%	4.7%
Total Aggregates Product Line (3)	(3.7)%	3.3%	(1.2)%	3.1%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Shipments (tons in millions)	2020	2019	2020	2019
Mid-America Group (2)	25.6	27.6	42.1	43.3
Southeast Group	7.4	7.2	13.6	13.6
West Group (2)	18.2	18.4	33.8	33.6
Total Aggregates Product Line (3)	51.2	53.2	89.5	90.5

(1)	Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.
(2)

Reflects the reclassification of 2019 shipments, when compared with amounts presented in the 2019 second-quarter earnings release, to reflect the transfer of the Company's one quarry in the state of Washington from the Mid-America Group to the West Group to conform with 2020 presentation.

(3)	Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Shipments (in millions)
Aggregates tons - external customers	47.9	50.5	83.9	85.8
Internal aggregates tons used in other product lines	3.3	2.7	5.6	4.7
Total aggregates tons	51.2	53.2	89.5	90.5

Cement tons - external customers	0.7	0.7	1.3	1.3
Internal cement tons used in other product lines	0.3	0.3	0.6	0.6
Total cement tons	1.0	1.0	1.9	1.9

Ready mixed concrete - cubic yards	2.2	2.2	3.8	4.1

Asphalt tons - external customers	0.2	0.2	0.3	0.3
Internal asphalt tons used in road paving business	0.9	0.6	1.0	0.6
Total asphalt tons	1.1	0.8	1.3	0.9

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$14.66	$14.18	$14.72	$14.28
Cement (per ton)	$114.34	$114.17	$114.06	$112.63
Ready mixed concrete (per cubic yard)	$112.89	$111.39	$113.53	$110.40
Asphalt (per ton)	$46.54	$47.22	$46.38	$47.08

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Earnings before interest; income taxes; depreciation, depletion and amortization expense and the noncash earnings/loss from nonconsolidated equity affiliates (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company's operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow. For further information on Adjusted EBITDA, refer to the Company's website at www.martinmarietta.com.

A Reconciliation of Net Earnings Attributable to Martin Marietta to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net earnings attributable to Martin Marietta	$217.6	$189.5	$243.5	$232.3
Add back:
Interest expense, net of interest income	31.0	33.2	60.7	66.0
Income tax expense for controlling interests	61.4	49.9	61.5	44.9
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	97.0	105.9	190.3	193.5
Adjusted EBITDA	$407.0	$378.5	$556.0	$536.7

The following table presents ready mixed concrete shipment data and volume variance excluding the Arkansas, Louisiana and eastern Texas ready mix business (“ArkLaTex business”) from the periods of Martin Marietta's ownership to provide a more comparable analysis of ready mixed concrete volume variance:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Shipments	(Cubic Yards in Millions)
Reported ready mixed concrete shipments	2.2	2.2	3.8	4.1
Less: Ready mixed concrete shipments for the ArkLaTex business during periods of Martin Marietta ownership	—	(0.2)	—	(0.3)
Adjusted ready mixed concrete shipments	2.2	2.0	3.8	3.8

Adjusted ready mixed concrete volume variance excluding shipments for the ArkLaTex business	8.7%		0.1%

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